As filed with the Securities and Exchange Commission on February 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CARGURUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3843478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141

(Address of principal executive offices) (Zip Code)

Omnibus Incentive Compensation Plan

(Full title of the plan)

Jason Trevisan

Chief Executive Officer

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141

(617) 354-0068

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laurie Cerveny

Bryan Keighery

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART II

Information Required in the Registration Statement

This Registration Statement relates to the registration of an additional 4,070,921 shares (the “Shares”) of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), of CarGurus, Inc. (the “Registrant”) to be issued pursuant to certain provisions of the Registrant’s Omnibus Incentive Compensation Plan that provide for an automatic increase in the number of shares of the Registrant’s Class A Common Stock authorized for issuance thereunder. The Shares are securities of the same class and relate to the same employee benefit plan, the Omnibus Incentive Compensation Plan, as that registered pursuant to the Registrant’s registration statement on Form S-8 (File No. 333- 221090) previously filed with the Securities and Exchange Commission on October 24, 2017 (the “Previous Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Previous Registration Statement are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

Item 8. Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes the signature page hereto and is incorporated herein by reference.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Filing Date	Exhibit Number	Filed Herewith

5.1	Opinion and Consent of Morgan, Lewis & Bockius LLP.					X

23.1	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.					X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney. Reference is made to the signature page hereto.					X

99.1	Omnibus Incentive Compensation Plan and forms of agreements thereunder.	10-K	001-38233	February 12, 2021	10.4

99.2	Form of Executive Nonqualified Stock Option Grant Agreement.	10-K	001-38233	February 12, 2021	10.4.1

99.3	Form of Executive Time-Based Restricted Stock Unit Agreement.	10-Q	001-38233	May 3, 2018	10.3

99.4	Form of Executive Performance-Based Restricted Stock Unit Agreement.	10-K	001-38233	February 12, 2021	10.4.3

99.5	Form of Non-Employee Director Restricted Stock Unit Agreement.	8-K	001-38233	March 26, 2018	10.1

99.6	Form of Amendment to Performance Restricted Stock Unit Agreement.	10-K	001-38233	February 25, 2022	10.31

107	Filing Fee Table					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on this 25th day of February, 2022.

CarGurus, Inc.

By:	/s/ Jason Trevisan
Jason Trevisan
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Trevisan and Scot Fredo, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jason Trevisan Jason Trevisan	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2022

/s/ Scot Fredo Scot Fredo	Chief Financial Officer (Principal Financial Officer)	February 25, 2022

/s/ Yann Gellot Yann Gellot	Senior Vice President, Finance (Principal Accounting Officer)	February 25, 2022

/s/ Langley Steinert Langley Steinert	Executive Chairman and Chairman of the Board of Directors	February 25, 2022

/s/ Steven Conine Steven Conine	Director	February 25, 2022

/s/ Yvonne Hao Yvonne Hao	Director	February 25, 2022

/s/ Lori Hickok Lori Hickok	Director	February 25, 2022

/s/ Stephen Kaufer Stephen Kaufer	Director	February 25, 2022

/s/ Greg Schwartz Greg Schwartz	Director	February 25, 2022

/s/ Ian Smith Ian Smith	Director	February 25, 2022